                         STOCK AND LOAN PURCHASE AGREEMENT

                                      between


SBC EQUITY PARTNERS LTD.,
Walchestrasse 9, CH-8006 Zurich               (hereinafter "EP")

DEFI HOLDING SA,
Boulevard de Grancy 1, CH-1006 Lausanne       (hereinafter "DEFI")

ELEKTROWATT AG,
Bellerivestrasse 36, CH-8008 Zurich           (hereinafter "ELEKTROWATT")

DR. HANS GRUTER,
Im Obstgarten 13, CH-8700 Kusnacht            (hereinafter "HG")

DR. MARTIN SCHNIDER,
FlUhgasse 33c, CH-8008 Zurich                 (hereinafter "MS")

JOHANN MILAVEC,
Wiesenweg 5, CH-5210 Windisch                 (hereinafter "JM")


                                              (EP, DEFI, Elektrowatt, HG, MS
                                               and JM hereinafter
                                               collectively "SELLERS")

                                                          ON THE ONE HAND


                                         and


POWER ONE, INC.,
740 Calle Plano, Camarillo, CA 93012,
United States of America                      (hereinafter "PURCHASER")

                                                          ON THE OTHER HAND

                   REGARDING THE SALE AND PURCHASE OF SHARES IN
                         AND CERTAIN CONVERTIBLE LOANS TO


                                 MELCHER HOLDING AG
                                  (THE "COMPANY")

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                                      CONTENTS

     RECITALS

1.   DEFINITIONS

2.   PURCHASE OF THE SHARES AND THE CONVERTIBLE LOANS

3.   PAYMENT INTO ESCROW

4.   COMPLETION

5.   CONDITIONS FOR COMPLETION

6.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.   WARRANTIES OF PURCHASER

8.   INDEMNIFICATION OF PURCHASER

9.   INDEMNIFICATION OF SELLERS

10.  PROCEDURE FOR INDEMNIFICATION

11.  TERMINATION OF OBLIGATIONS

12.  COVENANTS AND AGREEMENTS OF THE PARTIES

13.  MISCELLANEOUS

RECITALS


WHEREAS


(A) Melcher Holding AG (the "COMPANY"), is a Swiss "AKTIENGESELLSCHAFT" with an issued and outstanding share capital of CHF 4'800'000.-- divided into 100'000 registered shares Type "A" with a par value of CHF 10.-- each (the "A-SHARES") and 152'000 registered shares Type "B" with a par value of CHF 25 each (the "B-SHARES", and an issued and outstanding participation capital of CHF 227'300.-- divided into 2'273 registered participation certificates ("PARTIZIPATIONSSCHEINE") with a par value of CHF 100.-- each (the "PARTICIPATION CERTIFICATES").

(B) Elektrowatt has granted to the Company the Electrowatt Convertible Loan (as defined below), and EP has granted to the Company the EP Convertible Loan (as defined below), and DEFI has granted to the Company the DEFI Convertible Loan (as defined below), for the conversion of which convertible loans the Company has created a conditional share capital of CHF 1'200'000.-- divided into 48'000 B-Shares.

(C) The Sellers hold the following shares in the Company: (i) EP 35'000 A-Shares and 136'012 B-Shares and 1'417 Participation Certificates, (ii) DEFI 15'988 B-Shares; (iii) HG 5'000 A-Shares and 20 Participation Certificates; (iv) MS 25'000 A-Shares; and (v) JM 35'000 A-Shares.

(D) Sellers are desirous to sell to Purchaser subject to the terms of this Agreement all of the Shares (as defined below) and the Convertible Loans (as defined below).

(E) Purchaser is desirous to acquire from Sellers subject to the terms of this Agreement all of the Shares (as defined below) and the Convertible Loans (as defined below).

(F) Purchaser intends to acquire simultaneously from certain employees of the Company 836 Participation Certificates at a price of USD 670.85 per Participation Certificate pursuant to separate agreements with such employees of the Company.

(G) Purchaser has had prior to the signing of this Agreement access to the Disclosed Information (as defined below), and Purchaser has had the opportunity to review and examine the Disclosed Information.


Now, therefore the parties have agreed as follows:

1.   Definitions

1.1 In this Agreement, its Recitals, Annexes and Schedules, unless the context requires otherwise, each of the following expressions shall have the meaning set forth opposite it:

     "Affiliate(s)"                  a Person that directly, or indirectly
                                     through one of more intermediaries,
                                     controls or is controlled by or is under common control with, the Person specified;


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     "Agreement"                     this Stock and Loan Purchase Agreement,
                                     together with all Schedules and Annexes
                                     hereto;

     "Ancillary Agreements"          the Selling Managers Employment
                                     Agreements, the termination agreement
                                     referred to in Section 4.2(f)(iii), the
                                     Indemnification Escrow Agreement, the
                                     Selling Managers' Escrow Agreement, the
                                     confidentiality agreement between the
                                     Parties dated 31 March 1998 and the
                                     exclusivity agreement between the Parties dated July 20, 1998;

     "Approval"                      any approval, authorization, consent,
                                     qualification, or registration, or any
                                     waiver of any of the foregoing, required to be obtained from, or any notice, statement, or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

     "Amended Disclosure Letter"     a letter or letters from Sellers to
                                     Purchaser setting out facts or
                                     information, which have arisen or which
                                     have come to the attention of Sellers
                                     after the date of the Disclosure Letter
                                     but prior to Completion, which, but for
                                     their disclosure to Purchaser, would mean that any of the Warranties was untrue or inaccurate;

     "Balance Sheet"                 the Company's consolidated unaudited
                                     balance sheet dated 30 June 1998;

     "Business"                      the design, manufacture and sale of power
                                     supplies as presently being conducted by the Company and the Subsidiaries and as reflected in the Financial Statements.

     "Business Day"                  a day, except a Saturday or Sunday, on
                                     which banks in California and Zurich
                                     generally are open for business;

     "Business Year"                 the annual period commencing on October 1
                                     and ending on September 30 of the
                                     following year;

     "CO"                            the Swiss Code of Obligations;

     "Company"                       Melcher Holding AG, a Swiss
                                     "Aktiengesellschaft" with its registered offices in Cham, Switzerland;

     "Completion"                    performance of all the matters described
                                     in this Agreement as occurring at
                                     completion thereof pursuant to Section 4., other than any matters which may be and are duly waived pursuant thereto;

     "Completion Date"               the date on which Completion occurs;


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     "Contract"                      any written agreement, arrangement, bond,
                                     commitment, franchise, indemnity,
                                     indenture, instrument, lease or license;

     "Convertible Loans"             collectively the EP Convertible Loan, the
                                     DEFI Convertible Loan and the Elektrowatt
                                     Convertible Loan;

     "DEFI Convertible Loan"         the certain convertible loan granted by
                                     DEFI to the Company in the amount of CHF
                                     14'810 pursuant to the Convertible Loan
                                     Agreement, dated June 26, 1996, by and
                                     between the Company and EP and the
                                     Syndication Agreement dated January 7,
                                     1997, by and between EP and DEFI,
                                     convertible into 269 B-Shares;

     "Disclosed Information"         the documents listed on Annex 1.1(a);

     "Disclosure Letter"             a letter from the Sellers to Purchaser
                                     which was delivered to, and accepted by, Purchaser previously to the date hereof and which discloses facts which but for their disclosure to Purchaser would mean that any of the Warranties was untrue or inaccurate and which may be amended pursuant to the terms of this Agreement and which shall also include the Amended
                                     Disclosure Letter.  The Sections of the
                                     Disclosure Letter shall be numbered to
                                     correspond to the applicable Section of
                                     this Agreement and, together with all
                                     matters under such heading, shall be
                                     deemed to qualify only that Section,
                                     unless it is clearly evident from any such disclosure that it also qualifies any other Section;

     "Elektrowatt Convertible Loan"  the certain convertible loan granted by
                                     Elektrowatt to the Company in the amount of CHF 2'500'000 pursuant to the Convertible Loan Agreement, dated July 8, 1996, by and between the Company and Elektrowatt, convertible into 45'440 B-Shares;

     "EP Convertible Loan"           the certain convertible loan granted by EP
                                     to the Company in the amount of CHF
                                     125'990 pursuant to the Convertible Loan
                                     Agreement, dated June 26, 1996, by and
                                     between the Company and EP, convertible
                                     into 2'291 B-Shares (under due
                                     consideration of the Syndication Agreement by and between EP and DEFI dated January
                                     7, 1997);

     "Environmental Warranty"        the Warranty set forth in Section 6.18;

     "Escrow Agent"                  shall mean Dr. Christoph Schmid, Attorney-
                                     at-Law, Dufourstrasse 56, CH-8008 Zurich;

     "Execution Date"                the date of signing of this Agreement;


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     "Financial Statements"          collectively the Company's consolidated
                                     audited financial statements for the
                                     business years ending 30 September 1996
                                     and 30 September 1997, respectively
                                     (collectively the "Audited Financial
                                     Statements"), and the Company's
                                     consolidated unaudited financial
                                     statements for the period from 1 October
                                     1997 until 30 June 1998 (the "Unaudited
                                     Financial Statements"), as attached in
                                     Annex 1.1(b);

     "Governmental Entity"           any government or any agency, bureau,
                                     board, commission, court, department,
                                     official, political subdivision, tribunal, or other instrumentality of any government;

     "Group Companies"               each of the Company and its Subsidiaries;

     "Indemnifiable Claim"           any Loss for or against which any party is
                                     entitled to indemnification under this
                                     Agreement;

     "Indemnification Escrow         the agreement to be executed at the
     Agreement"                      Completion between Purchaser, the Sellers
                                     and the Escrow Agent governing the escrow deposit described in Section 3 hereof substantially in the form of Annex 1.1(c);

     "Indemnified Party"             the party entitled to indemnity hereunder;

     "Indemnifying Party"            the party obligated to provide
                                     indemnification hereunder;

     "Intellectual Property"         has the meaning set forth in Section 6.10;

     "Knowledge of Sellers"          the knowledge of any individual Seller and
                                     the knowledge of any of the directors and executive officers of any Seller that is not an individual;

     "Lien" any lien, charge, encumbrance, claim or other security interest and any adverse claims whatsoever, including, but not limited to, interests arising from options, mortgages, indentures, security agreements or other agreements or obligations whether written or oral and whether or not relating in any way to credit or the borrowing of money;

     "Loan Purchase Price"           has the meaning set forth in Section 2.4;

     "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person (which in each instance exceed the provision made for such instance in the Balance Sheet, as provided for in more detail in Section 8.5);

     "Material Adverse Effect"       any change in or effect on the Business or
                                     any part thereof that has been or should, in the exercise of Sellers' reasonable business judgment, have been foreseeable to be materially adverse to the prospects, results of operations, financial condition properties (including intangible properties), assets (including intangible assets) or liabilities of the Business taken as a whole;

     "Material Contract"             has the meaning set forth in Section 6.11
                                     below;

     "Melcher AG"                    Melcher AG, a Swiss corporation with its
                                     registered offices in Uster, Switzerland;

     "Permit" any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity;

     "Person" an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity;

     "Purchase Price"                the aggregate amount of the Share Purchase
                                     Price and the Loan Purchase Price;

     "Regulations"                   the regulations, in the agreed form, as
                                     amended from time to time, regarding the ongoing operation of the Company by the board of directors;

     "Resigning Board Members"       the board members of the Company and of
                                     any Subsidiary who have been requested in writing by the Purchaser prior to the Completion Date to resign from the board as of Completion;

     "Shares" as the context may require, all or any part of the A-Shares, the B-Shares and the Participation Certificates owned by the Sellers as shown in Section 2.1;

     "Selling Managers"              Dr. Hans Gruter, Dr. Martin Schnider and
                                     Johann Milavec;

     "Selling Managers Employment    the employment and management agreements
     Agreements"                     to be entered into between Melcher AG and
                                     the Selling Managers, in the form attached as Annex 1.1(d), to be executed and delivered at Completion;

     "Selling Managers' Escrow       the agreement to be executed at the
      Agreement"                     Completion between Purchaser, the Selling
                                     Managers and the Escrow Agent governing the escrow deposit described in Section 4.3 substantially in the form of Annex 1.1(e);

     "Share Purchase Price"          has the meaning set forth in Section 2.2;

     "Subsidiaries"                  the subsidiaries of the Company listed in
                                     Annex 6.3 hereto;

     "Taxes" means any taxes, duties and levies and social security contributions, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), and any Loss in connection with the determination, settlement or litigation of any Tax liability;

     "Tax Return"                    means a declaration, statement, report,
                                     return or other document or information
                                     required to be filed or supplied with
                                     respect to Taxes.

     "Tax Warranty"                  the Warranty set forth in Section 6.16
                                     below;

     "Warranties"                    the representations and warranties given
                                     by Sellers to Purchasers in Section 6 of this Agreement, and the representations and warranties given by the Purchaser to the Sellers in Section 7 of this Agreement;

1.2 unless the context otherwise requires, any reference to a statutory provision shall include such provisions as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into hereunder;

1.3 references to Recitals, Sections, Annexes and Schedules are to recitals, sections, annexes and schedules of this Agreement;

1.4 the headings are for convenience only and shall not affect the interpretation hereof; and

1.5 unless the context otherwise requires, words denoting the singular only shall include the plural and vice versa.




2.    Purchase of the Shares and the Convertible Loans

2.1   PURCHASE AND SALE OF SHARES AND PARTICIPATION CERTIFICATES.

      The Sellers hereby sell and the Purchaser hereby purchases the Shares as follows:

      EP:                35'000 A-Shares
                         136'012 B-Shares
                         1'417 Participation Certificates

      DEFI:              15'988 B-Shares

      HG:                5'000 A-Shares
                         20 Participation certificates

      MS:                25'000 A-Shares

      JM:                35'000 A-Shares

      Unless expressly stipulated otherwise herein, all benefits vesting in, and in connection with, and passage of risks in, and in connection with, the Shares, shall take place upon Completion and be governed by this Agreement, in particular this Section 2.1, and shall not be governed by Art. 185 CO.

2.2 PURCHASE PRICE FOR THE SHARES. The purchase price for the Shares to be purchased by the Purchaser hereunder shall amount to USD 33'164'888.-- (the "SHARE PURCHASE PRICE"). Accordingly, the Share Purchase Price amounts to USD 67.085 per A-Share, USD 167.713 per B-Share, USD 670.85 per Participation Certificate and is payable to the individual Sellers in the following portions subject to Section 3. below:

      EP:                USD         26'109'550.--

      DEFI:              USD         2'681'396.--

      HG:                USD         348'842.--

      MS:                USD         1'677'125.--

      JM:                USD         2'347'975.--


2.3   PURCHASE AND SALE OF THE CONVERTIBLE LOANS.

      EP, DEFI and Elektrowatt hereby sell and assign and the Purchaser hereby purchases and assumes the Convertible Loans as follows:

      EP:                The EP Convertible Loan

      DEFI:              The DEFI Convertible Loan

      Elektrowatt:       The Elektrowatt Convertible Loan
2.4 CONSIDERATION FOR THE CONVERTIBLE LOANS. The aggregate consideration for the Convertible Loans shall amount to USD 8'050'224.-- (the "LOAN PURCHASE PRICE"). The Loan Purchase Price is payable to the individual Sellers in the following portions subject to Section 3. below:

      EP:                USD         384'230.--

      DEFI:              USD          45'115.--

      Elektrowatt:       USD       7'620'879.--

2.5 SELLERS' INDIVIDUAL SHARE IN THE AGGREGATE PURCHASE PRICE. For all purposes of this Agreement, the Sellers share the Purchase Price as follows:


       SELLER                  AMOUNT                       PERCENTAGE

       EP                     USD            26'493'780.--    64.28%
       DEFI                   USD             2'726'510.--     6.61%
       Elektrowatt            USD             7'620'879.--    18.49%
       HG                     USD               348'842.--     0.85%
       MS                     USD             1'677'125.--     4.07%
       JM                     USD             2'347'975.--     5.70%
                                              ------------    ------
       Total                  USD            41'215'112.--   100.00%

3.    PAYMENT INTO ESCROW

3.1 EXECUTION OF THE INDEMNIFICATION ESCROW AGREEMENT. On or before Completion of this Agreement, the Sellers and the Purchaser and the Escrow Agent shall enter into the Indemnification Escrow Agreement.

3.2 PAYMENT INTO ESCROW. Upon Completion, a portion of the Purchase Price in the aggregate amount of USD 6'660'000 (approximately CHF 10 mio) (the "ESCROW PAYMENT") shall be paid into escrow by the Purchaser under the Indemnification Escrow Agreement, which amount shall reduce the Share Purchase Price and the Loan Purchase Price each Seller is entitled to under Section 2.2 and 2.4 above pro rata to their respective share in the aggregate Purchase Price, in order to secure any Indemnifiable Claim the Purchaser may have hereunder.

3.3 The Parties agree that the Escrow Payment shall be converted from United States Dollars into Swiss Francs by the Escrow Agent promptly upon receipt pursuant to the Escrow Agreement.



4.    COMPLETION

4.1 TIME AND PLACE OF COMPLETION. Subject to the provisions of this Agreement, Completion shall take place in Zurich, Switzerland, at the offices of Rinderknecht Glaus & Stadelhofer, Beethovenstrasse 7, CH-8002 Zurich, Switzerland, on September 1, 1998, effective as of 12.01 a.m. of such date, or at such other place or on such other date as may be mutually agreed by Sellers and Purchaser.

4.2 ACTIONS AT COMPLETION. At Completion, the following actions shall be taken:

      (a) DELIVERY OF THE SHARES. Sellers shall deliver to Purchaser or its representative the share certificates representing all of the A-Shares and the B-Shares, together with any endorsement and other documentation as may be required to convey to Purchaser full legal title, free of any Liens, and full voting rights, without any further registration (other than the registration in the share ledgers of the Company), filing or similar requirement, to the A-Shares and the B-Shares.

      (b) DELIVERY OF PARTICIPATION CERTIFICATES. EP and HG shall deliver to Purchaser or its representative the certificates representing the Participation Certificates held by each of them, together with any endorsement and other documentation as may be required to convey to Purchaser full legal title, free of any Liens, and full voting rights, without any further registration (other than the registration in the participation certificate ledgers of the Company), filing or similar requirement, to such Participation Certificates.

      (c) DELIVERY OF THE ASSIGNMENTS OF THE CONVERTIBLE LOANS. EP, DEFI and Elektrowatt shall deliver to Purchaser or its representative the documents representing the Convertible Loans, together with the assignments in the form set forth in Annex 4.2(c) and other documentation as may be required to convey to Purchaser full legal title, free of any Liens, in the Convertible Loans.

      (d) DELIVERY OF BOARD RESOLUTIONS. Sellers shall deliver to Purchaser or its representative certified copies of the board resolution of the Company in the form attached hereto as Annex 4.2(d), pursuant to which the Purchaser will be registered with full voting rights as the shareholder for all the A-Shares and the B-Shares and registered holder of the Participation Certificates.

      (e) PAYMENT OF SHARE PURCHASE PRICE AND LOAN PURCHASE PRICE. Purchaser shall pay:

           (i) USD 22'212'733.-- being the portion of the Share Purchase Price and the Loan Purchase Price payable to EP less the pro rata Escrow Payment; and

           (ii) USD 2'286'284.-- being the portion of the Share Purchase Price and the Loan Purchase Price payable to DEFI less the pro rata Escrow Payment; and

           (iii) USD 6'389'445.-- being the portion of the Loan Purchase Price payable to Elektrowatt less the pro rata Escrow Payment; and

           (iv) USD 97'411.-- being one third of the portion of the Share Purchase Price payable to HG less the pro rata Escrow Payment; and

           (v) USD 468'688.-- being one third of the portion of the Share Purchase Price payable to MS less the pro rata Escrow Payment; and

           (vi) USD 656'118.-- being one third of the portion of the Share Purchase Price payable to JM less the pro rata Escrow Payment; and

           (vii) USD 6'660'000.-- being the Escrow Payment into the escrow account pursuant to the Indemnification Escrow Agreement; and

           (viii) USD 2'444'433.-- being the deferred portion of the Purchase Price payable to the Selling Managers pursuant to Section 4.3 into the escrow account pursuant to the Selling Managers' Escrow Agreement.

           The payments to all Sellers pursuant to Section 4.2(e)(i) through
           (vi) in the aggregate amount of USD 32'110'679.-- shall be made and evidenced by irrevocable wire transfer to the account of EP with UBS AG, Geneva Branch, account no. CO 131.960.0. The allocation among the Sellers shall be made outside this Agreement, and the Purchaser shall have no responsibility for such allocation.

      (f) DELIVERY OF CERTAIN AGREEMENTS AND DOCUMENTS. Sellers shall deliver to the Purchaser or its representative original copies of

           (i) the Selling Managers Employment Agreements in the agreed form set forth in Annex 1.1(d) hereto duly executed and delivered by each of the Selling Managers and Melcher AG;

           (ii)   written letters of resignation from the Resigning Board
                  Members;

           (iii) the employment termination agreement between Melcher AG and Thomas Seiler, as executed on August 10, 1998;

           (iv)   the Amended Disclosure Letter.

      (g) SELLING MANAGERS' ESCROW AGREEMENT. Purchaser, Selling Managers and Escrow Agent shall execute and deliver to each other party thereto the Selling Managers' Escrow Agreement.

      (h) WRITTEN CONFIRMATION OF WARRANTIES. Sellers shall deliver to Purchaser, and Purchaser shall deliver to Sellers, written confirmations in the agreed form confirming that all of such party's Warranties made in this Agreement, taken individually and as a whole are true and correct in all material respects as of the Completion Date as though made on such date and that such party has complied with all covenants and agreements required by this Agreement to be performed by such party on or before the Completion Date.

      (i) AUDITORS' CONFIRMATION. Purchaser shall receive from the Company's auditors written confirmation covering the items listed in Annex 4.2(i) regarding the non-Swiss Subsidiaries, which confirmations shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

      (k) COMPLIANCE STATEMENTS. Purchaser and Sellers or their respective legal counsel shall, subject to Section 5.3, each deliver to the other party a compliance statement substantially in the form attached hereto as Annex 4.2(k) confirming the receipt of the documents listed in Section 4.2 and fulfillment (or due waiver) of all of the conditions set forth in Sections 5.1 and 5.2, respectively.

      (l) REPAYMENT OF CERTAIN LOANS. The Selling Managers shall have caused the loans granted by EP, DEFI and Elektrowatt to the Company in the aggregate amount of CHF 3'500'000 plus accrued interest to be repaid in full contemporaneously with the Completion.

4.3   PAYMENT OF DEFERRED PORTION OF PURCHASE PRICE.

      (a) The balance or the deferred portion of the Purchase Price payable to the Selling Managers shall be paid by the Purchaser as follows:

           (i) one third of the total Purchase Price payable to the Selling Managers on the day occurring 180 days after the Completion Date ("Second Installment"); and

           (ii) one third of the total Purchase Price payable to the Selling Managers on the day occurring 365 days after the Completion Date ("Third Installment"),

           provided, however, that:

           (1) the Purchaser may reduce the amounts for the Second Installment and the Third Installment payable to a Selling Manager in the event that (i) such Selling Manager gives a notice of termination of his Selling Manager Employment Agreement at free will, and not for cause, and such notice of termination is given prior to the first anniversary of the Completion Date, (ii) Melcher AG terminates such Selling Manager's Selling Manager Employment Agreement for cause within the meaning of Article 337 CO (KUNDIGUNG AUS WICHTIGEM GRUND) prior to the first anniversary of the Completion (in either case, a "Qualifying Termination Event"). Notwithstanding the foregoing, any other reason for a termination of a Selling Manager Employment Agreement (eg. death, loss of capability to act, disability, termination by the Company without cause etc.) shall not give rise to a reduction of the Second Installment or the Third Installment, it being understood that the giving of a notice of termination of any one of the Selling Managers does not affect the claims in respect of the Second Installment or the Third Installment of the other Selling Mangers for whom no event of termination has occurred; and

           (2) in case of death, loss of the capability to act, disability or termination by the Company without cause, the outstanding Second Installment or Third Installment payable to such Selling Manager shall immediately become due and payable by the Purchaser to such Selling Manager or his estate without any reduction.

      (b) If a Qualifying Termination Event occurs on or before 180 days after the Completion Date, the Second Installment shall be reduced to an amount determined as follows:

                  Second Installment  x      X
                                           -----
                                           180

           where X equals the number of days elapsed from the Completion Date. In such event, the Purchaser shall not be obligated to pay the Third Installment.

           If a Qualifying Termination Event occurs after the 180th day following the Completion Date but before the 365th day, the Third Installment shall be reduced to an amount determined as follows:

                  Third Installment  x     Y
                                         -----
                                         185

           where Y equals the number of days elapsed from the 180th day.

      (c) The Escrow Agent shall invest the deferred portion paid into escrow in accordance with the Selling Managers' Escrow Agreement, and the Selling Managers shall receive from Purchaser together with the principal of the deferred portion the net accrued interest at a rate of 5% p.a. with respect to such principal.

      (d) The payment of the deferred portion to the Selling Managers pursuant to the above provisions shall be effected by the Escrow Agent pursuant to the provisions of the Selling Managers' Escrow Agreement.

5.    Conditions for Completion

5.1 CONDITIONS TO PURCHASER'S OBLIGATION TO COMPLETE THIS AGREEMENT. The obligations of Purchaser to be performed at Completion are conditional on all the actions set forth in Section 4.2.(a),(b),(c),(d), (f) (as to Sellers' confirmation), (i) (as to Sellers' auditors' confirmation) and
      (k) (as to Sellers' compliance statement) having been completed (or being waived in writing by Purchaser) and on all of the following conditions being fulfilled (or being waived in writing by Purchaser) at or prior to
      Completion:

      (a) NO INJUNCTIONS OR PROHIBITIONS. No judgment, order or injunction shall have been issued by any Governmental Entity or by any third party, which prohibits the acquisition by Purchaser of the Shares and/or the Participation Certificates to be acquired by the Purchaser hereunder and/or the Convertible Loans. In such case the Parties endeavor to cooperate in good faith with the view of overcoming such impediment.

      (b) NECESSARY APPROVALS. All Approvals with respect to the transactions contemplated by this Agreement shall have been obtained.

      (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred, between the date hereof and the Completion Date, any event which has a Material Adverse Effect.

      (d) WARRANTIES AND COVENANTS. The Warranties made by Sellers (subject to the Disclosure Letter and the Amended Disclosure Letter) herein, taken individually and as a whole, shall be true and correct in all material respects as set forth in Section 6 below, both on the Execution Date and on the Completion Date as though made on such date, and Sellers shall be in material compliance with all covenants and agreements made by them in this Agreement.

5.2 CONDITIONS TO SELLERS' OBLIGATION TO COMPLETE THIS AGREEMENT. The obligations of Sellers to be performed at Completion are conditional on all the actions set forth in

      Section 4.2.(e),(g),(h) (as to Purchaser's confirmation), and (k) (as to Purchaser's compliance statement) having been completed (or being waived in writing by Sellers) all of the following conditions being fulfilled (or being waived in writing by Sellers) at or prior to Completion:

      (a) NO INJUNCTIONS OR PROHIBITIONS. No judgment, order or injunction shall have been issued by any Governmental Entity or by any third party, which prohibits the acquisition by Purchaser of the Shares and/or the Participation Certificates to be acquired by the Purchaser hereunder and/or the Convertible Loans. In such case the Parties endeavor to cooperate in good faith with the view of overcoming such impediment.

      (b) NECESSARY APPROVALS. All approvals by governmental authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

      (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred, between the date hereof and the Completion Date, any event which has a Material Adverse Effect.

      (d) WARRANTIES AND COVENANTS. The Warranties made by Sellers (subject to the Disclosure Letter and the Amended Disclosure Letter) herein, taken individually and as a whole, shall be true and correct in all material respects as set forth in Section 6 below, both on the Execution Date and on the Completion Date as though made on such date, and Sellers shall be in material compliance with all covenants and agreements made by them in this Agreement.

5.3 COMPLETION DESPITE NON-FULFILLMENT OF CONDITIONS. Sellers and Purchaser jointly may agree that Completion shall take place despite the non-fulfillment of all or any of the Conditions which have not been waived but without affecting their rights and remedies in respect of such non-fulfillment.

5.4 NO OTHER CONDITIONS PRECEDENT. The Parties' obligation to complete is not subject to any conditions other than as provided in this Section 5.

6.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      The Sellers jointly and severally represent and warrant to the Purchaser that:

6.1 ORGANISATION AND QUALIFICATION. As of the Completion Date, the Group Companies are duly organised and validly existing under the laws under which they have been incorporated. The Group Companies have full right and authority and all necessary governmental licences to own and to operate their properties and to engage in the business in which they are now engaged. The execution and delivery of this Agreement by each Seller and the performance of this Agreement by such Seller will not require filing or registration of Sellers or any Group Company with, or the issuance of any Permit by, or receipt of any Approval from, any other Person or Governmental Entity under the terms of any applicable laws or Contracts, except where failure to obtain or make the same would not prevent any Seller from performing any of its material obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect.

6.2   CAPITAL STRUCTURE

      (a) The Group Companies have the authorized and outstanding share capital set forth in Annex 6.2(a). No further shares, non-voting stock, or similar rights in the Group Companies have been or will by the Completion Date be created or issued. All shares of capital stock of the Company and the Subsidiaries are duly authorized, validly issued, and, except for treasury shares, if any, outstanding and are fully paid.

      (b) Except for the Convertible Loans, there are no outstanding options, warrants, agreements or other obligations of any kind which may require the Company or any of the Subsidiaries to issue, repurchase, redeem or otherwise acquire any equity securities or which restrict the right of any such Group Companies to transfer, vote or to receive dividends or the proceeds of liquidation with respect to any equity interest in such Group Companies.

6.3 SUBSIDIARIES OF THE COMPANY. All of the entities in which the Company has a direct or indirect ownership interest are listed in Annex 6.3. In each of these Subsidiaries, the Company owns beneficially, directly or indirectly, the equity and voting interests shown in Annex 6.3 free and clear of any Liens. To the extent that Annex 6.3 shows any equity and/or voting interest in any Subsidiary as being held by third parties to comply with applicable mandatory law, such equity and/or voting interest is held by such third parties pursuant to nominee or similar agreements granting the Company all rights to such equity and/or voting interest.

6.4   OWNERSHIP

      (a) As of the Execution Date and the Completion Date, the Sellers are with respect to the numbers of Shares and Participation Certificates shown in Section 2.1 above, the owners and registered in the shareholders' register of the Company. They have good and valid title to the respective Shares and Participation Certificates shown in Section 2.1 above which hereby will be sold free and clear of all Liens. Each of the Sellers with respect to the numbers of Shares and Participation Certificates shown in Section 2.1 above has full right and capacity to transfer and sell complete and unencumbered title to such Shares and Participation Certificates.

      (b) As of the Execution Date and the Completion Date, EP, DEFI and Elektrowatt have good and marketable title to the EP Convertible Loan, the DEFI Convertible Loan and the Elektrowatt Convertible Loan, respectively, and the Convertible Loans are free and clear of any Liens, have not been assigned or promised to be assigned to any third party, there have not been any repayments under any of the Convertible Loans, and the Company has no claim against any of EP, DEFI and Elektrowatt allowing the set-off of any portion of the Convertible Loans.

      (c) Upon delivery of the Shares, the Participation Certificates and documents mentioned in Section 4.2(a), (b) and (c) of this Agreement, the Purchaser will receive good and valid title to the Shares, the Participation Certificates held by any of the Sellers, and the Convertible Loans, all free and clear of all Liens.

6.5 LEGAL CAPACITY. Each of the Sellers individually and not jointly represents and warrants that it or he has full legal capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which it/he is a party, and to consummate the transactions contemplated herein. This Agreement and the Ancillary Agreements, upon execution and delivery by each of the Sellers, will constitute the legal, valid and binding obligations of the Sellers enforceable in accordance with their terms. The execution, delivery, and performance of this Agreement, the Ancillary Agreements, and any related agreements by each Seller will not violate or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under any Material Contract.

6.6   FINANCIAL STATEMENTS

      (a) The Financial Statements, consisting in each instance of a balance sheet, income statement, statement of cash flow and statement of changes in Stockholder's equity, have been prepared in accordance with the accounting and consolidation principles applicable under Swiss law as described in the Audited Financial Statements as consistently applied and show a true and fair view in accordance with such accounting principles of the financial position of the Group Companies on a consolidated basis and the results of their operations and changes in financial position for the respective periods then ended, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments of the type and scope identified in the Disclosure Letter which will not have a Material Adverse Effect.

      (b) The accounting and consolidation principles used for the preparation of the Financial Statements have been consistently applied during the 2 years preceding the Execution Date as described in the Financial Statements.

      (c) On 30 June 1998, the Group Companies had on a consolidated basis no material liabilities other than those shown in the Unaudited Financial Statements which should have appeared therein according to the accounting principles referred to in the foregoing paragraphs.

      (d) The books and records (including also EDP records) of the Company and the Subsidiaries have been maintained in accordance with good business practices and applicable local legal, regulatory and accounting requirements, reflect only valid transactions, are complete and correct and accurately reflect the basis for the financial position and results of operation of each of such companies.

      (e) Annex 6.6(e) sets forth each and every item for which a provision has been included or made in the Balance Sheet and the respective amount of any such provision for each item.

6.7 TITLE TO ASSETS AND PROPERTY. The Company and the Subsidiaries each have good and marketable title to or other legal right to use all properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets that it or they purport to own or have a legal right to use as reflected on the Balance Sheet or acquired after the date of the Balance Sheet (except for properties and assets disposed of for fair value since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). None of such properties or assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet is subject to any Lien except
      (a) statutory Liens not yet delinquent; (b) Liens, with respect to the properties or assets of the Company and the Subsidiaries taken as a whole, that do not individually or in the aggregate materially impair or materially interfere with the present use of the properties or assets or otherwise materially impair present business operations at such properties; and (c) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions.

6.8 CONDITION OF PROPERTY. All machinery and equipment owned or leased by any of the Subsidiaries that are material for the Business are in good condition having regard to their age except for ordinary wear and tear. The Group Companies have facilities adequate to conduct the Business, as conducted now, and to produce and manufacture the Group Companies products in the quality and quantity to comply with its business plan for 1999 in conjunction with the additional investments provided therein.

6.9 INVENTORIES. All inventory of the Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet in accordance with the accounting and consolidation principles applicable under Swiss law as described therein and as consistently applied by the Group Companies. All finished goods inventories of the Business reflected in the Balance Sheet were produced or acquired by the Subsidiaries in the ordinary course of business, and the Subsidiaries have good and marketable title to the inventory.

6.10  INTELLECTUAL PROPERTY.

      (a) The Group Companies own or have adequate right to use all the know-how and all patents, trademarks, trade names, copyrights and other intellectual property rights (collectively "Intellectual Property") which are necessary for the conduct of their current business and the absence of which would have a Material Adverse Effect on such business.

      (b) Except as disclosed in the Disclosure Letter, neither the Company nor any Subsidiary has violated or is violating the rights of others by the use of any of the Intellectual Property. Neither the Company nor any Subsidiary has granted, or agreed to grant, to any others any right to use any of the Intellectual Property, except for the license agreements as are listed and described in the Disclosure Letter.

      (c) The trademarks and patents listed in Annex 6.10(c) ("Pending Registrations") have been duly applied for the classes stated in the pertinent jurisdiction and all formal and other requirements (such as payment of fees etc.) to achieve the registration in the competent office's normal course of business have been fulfilled. No objections have been raised against any of the Pending Registrations by the competent office or any third party.

      (d) The Sellers have no Knowledge of any matter which will, if and when raised and prosecuted by any third party, lead to the nullity or materially affect the validity of any of the registered Intellectual Property; furthermore, no third party has raised any claims for nullity of the registered Intellectual Property or has claimed that any of the registered Intellectual Property is not valid.


6.11  MATERIAL CONTRACTS.

      (a) Annex 6.11(a) contains an accurate and complete list as of the date thereof of Contracts to which the Company or any Subsidiary is a party or by which any of them is bound and that (a) after the date of the Balance Sheet obligates the Company or any Subsidiary to pay an amount of CHF 500'000 or more, (b) contains a covenant not to compete, (c) provides for a guaranty or indemnity by the Company or any Subsidiary of any obligations or liability in excess of CHF 500'000, (d) grants a power of attorney, agency, or similar authority to another Person or entity other than any director or employee with signatory power, (e) contains a right of first refusal with respect to any assets with a fair market value in excess of CHF 500'000, (f) constitutes a collective bargaining agreement, or
           (g) grants rights to the Company with respect to any stock of a Subsidiary owned by a third party (collectively the "Material Contracts"). True, correct, and complete copies of the Material Contracts appearing in Annex 6.11(a), including all amendments and supplements, have been made available to Purchaser. Each Material Contract is in full force and effect; there has not occurred any default by the Company or any Subsidiary under any of the Material Contracts which remains unremedied as of the date of this Agreement and which could have a Material Adverse Effect; and, to the Knowledge of Sellers, there has not occurred any default by other Parties to any of the Material Contracts which would have a Material Adverse Effect.

      (b) To the Knowledge of Sellers and except as set forth in the Disclosure Letter, all of the Material Contracts have been validly executed and are in force and effect and are enforceable.

      (c) The Group Companies have not entered into any contract, whether in writing or orally, that could have a Material Adverse Effect on the Group Companies after the Completion Date.

6.12 ABSENCE OF DEFAULT UNDER CONTRACTS. None of the members of the Group Companies is in, and the preparation and consummation of the transactions contemplated by this Agreement does not and will not result in, any default under, or breach of, any Material Contract which might result in termination of such agreements or liability of or other loss to any of the Group Companies. To the Knowledge of the Sellers, all third parties to the Material Contracts are in substantial compliance therewith and not in material default thereunder and no event has occurred or is subsisting which would with the giving of notice and/or lapse of time, constitute or result in, such a breach or the acceleration of any such Material Contract.

6.13  EMPLOYMENT MATTERS.

      (a) Except as required by the applicable laws and regulations or as described in the Disclosure Letter, neither the Company nor any Subsidiary nor any separate pension entity has any contractual severance arrangements with any of their members of management or employees. All pension obligations with respect to past and present employees of any of the of the Group Companies are fully funded or provisions therefor have been made for in the Balance Sheet.

      (b) The Sellers have delivered to Purchaser copies of employment materials and descriptions of all pension and benefit plans covering all of the employees of the Group Companies in Switzerland, and a standard employment agreement together with a copy of the employment handbook for all employees of the Group Companies in Slovakia.

      (c) There is not now pending or, to the Knowledge of the Sellers, threatened any labor dispute, strike or work stoppage of employees of, or any charge or complaint regarding labor matters by any competent governmental body against, the Company or any Subsidiary, and Sellers have no reason to know or believe that there may be in the near future any such dispute, strike, work stoppage, charge or complaint.

6.14 EXECUTIVE POWERS. Annex 6.14 lists the names of all key managers and directors of the Company and the Subsidiaries, all bank accounts owned by the Company and the Subsidiaries and the Persons authorized to make withdrawals from such accounts.

6.15 PERMITS AND AUTHORISATIONS. The Group Companies have all permits and authorisations which are necessary to carry on their businesses in all material respects in the same manner as presently conducted.

6.16  TAXES

      (a) The Group Companies have timely filed all Tax Returns that are legally required to be filed.

      (b) The Group Companies have paid all Taxes which have become due, and, as regards those Taxes not yet due, have made sufficient provision therefor.

      (c) All Financial Statements include accruals to the dates of such financial statements for all unpaid Taxes to which the Company or any Subsidiary are subject, whether or not yet due and payable and whether or not disputed, and the provisions for taxes thereon are not less than the aggregate of all such accrued Taxes.


      (d) The Group Companies have only been audited by the tax authorities for the tax years indicated in Annex 6.16(d). No Group Company has been notified by the tax authorities of any deficiencies or assessments of penalties or interest. None of the Group Companies is a party to a tax-sharing agreement with any other Person.

6.17 COMPLIANCE WITH LAW. None of the Group Companies materially violates any law or administrative regulation in a way which would have a Material Adverse Effect.

6.18  ENVIRONMENTAL PROTECTION.

      (a) All properties and facilities that are operated by the Group Companies are in compliance with all applicable legal requirements relating to public health and safety and protection of the environment, the non-compliance with which would have a Material Adverse Effect. No representation or warranty is given with respect to any possible pollution if and to the extent that it was caused by a person or legal entity other than the Group Companies.

      (b) There have been no claims, complaints or notices received by the Seller, the Company or the Subsidiaries in respect of any alleged violation of or liability under any environmental law or regulation, nor are any such claims now pending or threatened.

      (c) Neither the Company nor any of the Subsidiaries are required to make any material expenditure or investment to comply with any environmental laws or regulations, and Sellers are not aware of any obligation that the Company or any of the Subsidiaries may become liable for in the future.

      (d) The Group Companies have maintained all documents and records and made all filings required by applicable legal requirements relating to public health and safety and to protection of the environment. The air and water emission, discharge and waste disposal practices used by the Group Companies fully comply with, and have at all times complied with, all applicable environmental laws and regulations in all material respects.

6.19 INSURANCE. Annex 6.19 contains an accurate and complete listing (showing type of insurance, amount, insurance company, annual premium and special exclusions) of all policies for the Company and all Subsidiaries on a worldwide basis of fire, liability, worker's compensation and other forms of insurance owned or held by Melcher AG. Each Subsidiary has in effect all local policies or coverage required by such worldwide policies of Melcher AG. All such policies or coverage are in full force and effect, are sufficient for compliance with all requirements of law and of all agreements to which Company or any Subsidiary is a party, are valid, outstanding and enforceable policies or coverage, to the Knowledge of the Sellers provide adequate insurance coverage for the assets and operations of Company and each Subsidiary, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

6.20  NO ADVERSE CHANGE. In the period between 30 June 1998 and the Completion
      Date:

      (a) the businesses of the Group Companies have in all material respect been conducted in the ordinary course, there has not been any change in the nature of the business of the Company, which would have a Material Adverse Effect on it, and there have not been made any material disposals of assets of the Group Companies other than in the ordinary course of business;

      (b) the Group Companies have not suffered any Material Adverse Effect in its consolidated financial position;

      (c) have not made any dividend or other distribution of profit or any direct or indirect redemption, purchase or other acquisition of any quotas or shares in the Group Companies.

      (d) to the Knowledge of Sellers, but without any further investigation, there are no liabilities of any nature, whether accrued, absolute, contingent, or otherwise, which relate to any of the Group Companies or the Business and are material, singly or in the aggregate, except liabilities that (i) are reflected on or disclosed in the Financial Statements, (ii) were incurred after 30 June 1998 in the ordinary course of business, (iii) arise under this Agreement or the Ancillary

           Agreements or any other document entered into in connection herewith or therewith, or (iv) are set forth in the Annexes or the Disclosure Letter.

6.21 LITIGATION. Except as for the litigation and disputed matters disclosed in the Disclosure Letter ("Disclosed Litigation"), there is no litigation, order, arbitration, prosecution, governmental proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against any of the Group Companies or any of their assets which if adversely determined, individually or in the aggregate, could have a Material Adverse Effect. The provisions made in the Balance Sheet for risks of litigation, as set forth under the heading "Litigation" in Annex 6.6(e), are sufficient to cover all risks and costs, including attorney and court fees, in connection with the Disclosed Litigation.

6.22 BROKERS AND FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that would have to be paid by the Company or any Subsidiary.

6.23 GRANTS. Except as described in the Disclosure Letter, there is no liability or obligation for the repayment of any grant, subsidy or financial assistance received by any Group Companies from any government department, agency or authority, and in respect of grants or subsidies received, nothing has been done or omitted to be done what could render any such grants or subsidies becoming repayable, withdrawn or withheld or what would create an obligation to repay any such grant or subsidy received.

6.24 NO FURTHER REPRESENTATIONS OR WARRANTIES. The Sellers do not grant any implied or express representation or warranty other than those set forth in this Section 6. of this Agreement.

7.    WARRANTIES OF PURCHASER

      Purchaser  represents and warrants to Sellers as follows:

7.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America and has full corporate power and authority to own or lease its assets and properties and to carry on its business as the same has heretofore been conducted. The execution, delivery and performance of this Agreement by the Purchaser will not require filing or registration with, or the issuance of any Permit by, or receipt of any Approval from, any other Person or Governmental Entity under the terms of any applicable laws, except where failure to obtain or make the same would not prevent the Purchaser from performing any of its material obligations under this Agreement.

7.2 LEGAL AND AUTHORIZED TRANSACTIONS. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Purchaser. This Agreement and the Ancillary Agreements, upon execution and delivery by Purchaser, will constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms.

7.3 NO BREACH. Neither the execution and delivery by Purchaser of, or the performance by Purchaser of its obligations under this Agreement or under the Ancillary Agreements nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will violate any provision of the charter or by-laws of Purchaser or any agreement to which the Purchaser is a party.

7.4 FINANCIAL CONDITION. Purchaser's financial condition is such that Purchaser is able to pay the Purchase Price at the Completion and any other payment to be made under this Agreement or any of the Ancillary Agreements whenever such payments fall due.

7.5 NO FURTHER REPRESENTATIONS OR WARRANTIES. The Purchaser does not grant any implied or express representation or warranty other than those set forth in this Section 7. of this Agreement.


8.    INDEMNIFICATION OF PURCHASER

8.1 OBLIGATIONS OF SELLERS. Sellers agree with Purchaser to indemnify and hold harmless Purchaser, or at its request, the Company or any Subsidiary, against any and all Losses of Purchaser, the Company or any of the Subsidiaries, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Sellers in or pursuant to this Agreement.

8.2 CERTAIN TAX MATTERS. Sellers agree with Purchaser to indemnify and hold harmless Purchaser, or at its request, the Company or any Subsidiary, against (i) any Tax payable by or on behalf of the Company or any of the Subsidiaries for any taxable period ending on or prior to 30 June 1998,
      (ii) Taxes of any member of a consolidated or combined tax group of which Sellers or any of their Affiliates is, or were at any time, a member, for which the Company and/or any Subsidiary is jointly or severally liable as a result of its inclusion in such group, (iii) any claim or demand for reimbursement or indemnification resulting from any transfer by Seller prior to the Completion of any Tax benefits or credits to any other Person, and (iv) any Tax liabilities arising out of the transfer of the Shares, the Participation Certificates and/or the Convertible Loans.

8.3 CERTAIN LITIGATIONS. Without limitation to the generality of Section 8.1 regarding any litigation, Sellers agree with Purchaser to indemnify and hold harmless Purchaser, or at its request, the Company or any Subsidiary, against any and all Losses exceeding the provision made therefor in the Balance Sheet pursuant to Annex 6.6(e), suffered out of or in connection with the alleged patent infringement notified on 25 August 1997 by VICOR Corporation and/or its intellectual property holding affiliate VLT Inc. (collectively "VICOR"), including without limitation
      (i) any and all royalties payable by any of the Group Companies for the use of the technology covered by any of VICOR's patents, whether on products sold prior or after the Completion Date, and (ii) any and all damages (including punitive damages) payable by any of the Group Companies for infringement of any of VICOR's patents; and (iii) any and all cost and expenses (including reasonable attorneys' fees, but not including any internal cost) to be incurred by the Purchaser and or any of the Group Companies in connection with the defense against a claim made by and/or any settlement negotiations with VICOR. Purchaser agrees that it will work with the management of the Company and its

      Subsidiaries to minimize any royalties or other payments that may be payable to VICOR.

8.4 FORM OF INDEMNIFICATION. Any indemnification by Sellers to be made hereunder shall be made in form of a payment to Purchaser, or at its request to the Company or any Subsidiary, of an amount in Swiss Francs equal to the amount of such Losses suffered by the Purchaser, the Company or the Subsidiary.

8.5 LIMITATION ON INDEMNIFICATION BY SELLERS. Notwithstanding anything herein to the contrary, Sellers shall not be liable to indemnify the Purchaser pursuant to this Section 8 (i) for any individual Indemnifiable Claim not exceeding CHF 30'000, or (ii) until the total amount of all Indemnifiable Claims exceeding individually CHF 30'000 notified by Purchaser pursuant to Section 10.1 exceeds CHF 750'000, but then for the entire amount of all such Indemnifiable Claims, or (iii) for aggregate Indemnifiable Claims notified on or before 30 April 2000 pursuant to Section 10.1 in excess of CHF 20'000'000, or (iv) for aggregate Indemnifiable Claims notified after 30 April 2000 in respect of Section 6.16 and/or 6.18 pursuant to Section 10.1, in excess of the lowest of

      (a)  CHF 15'000'000; and

      (b) the sum of CHF 10'000'000 and the difference between (i) CHF 10'000'000 and (ii) the sum of (x) the amount of payments by the Escrow Agent to Purchaser under the Indemnification Escrow Agreement prior to 30 April 2000 and (y) other amounts notified to Escrow Agent under the Indemnification Escrow Agreement, which have not been resolved by 30 April 2000; and

      (c) if the aggregate Indemnifiable Claims notified on or before 30 April 2000 are in excess of CHF 10'000'000, the amount of CHF 20'000'000 less the sum of (x) the amount of payments by the Escrow Agent to Purchaser under the Indemnification Escrow Agreement prior to 30 April 2000 and (y) other amounts notified to Escrow Agent under the Indemnification Escrow Agreement, which have not been resolved by 30 April 2000; provided that if any Indemnifiable Claims are later resolved at an amount less than the amount originally claimed, the excess shall be added to the maximum liability for Indemnifiable Claims under Section 6.16 and/or 6.18.

      Accordingly, the liability of Sellers under this Agreement is limited in all instances to the aggregate maximum amount of CHF 20'000'000.

      Sellers shall not be liable to indemnify the Purchaser for any item for which a provision has been made on the Balance Sheet as listed in Annex 6.6(e) until that provision has been used up and then only for the excess; provided that while a provision listed in Annex 6.6(e) may be used for all related items, it may not be used for unrelated items. For sake of example, if there is a provision listed in Annex 6.6(e) for an aggregate of CHF 500'000 for litigation on the Balance Sheet, no claim for a Loss relating to litigation may be made until all losses relating to litigation exceed CHF 500'000, even if the provision for a specific item of litigation has been exceeded. Moreover, provisions listed in Annex 6.6(e) for income taxes, VAT, warranties, litigation and similar items may only be used for such items and there shall be no cross-utilization of provisions listed in Annex 6.6(e).

8.6 LIABILITY OF INDEMNIFICATION. Notwithstanding the representations and warranties given by the Sellers hereunder jointly and severally, the parties agree that no Seller shall be liable for any indemnification hereunder in excess of its/his pro rata share of the Purchase Price, such pro rata share in the Purchase Price being determined in Section 2.5, provided however that any indemnification payable by each of the Sellers hereunder shall be paid in the first instance for all Sellers out of the Escrow Payment in accordance with the Indemnification Escrow Agreement and, if such Escrow Payment is used up or all or part of the Escrow Payment is paid to the Sellers, by each Seller pursuant to their respective pro rata share.

9.    INDEMNIFICATION OF SELLERS

9.1 OBLIGATIONS OF PURCHASER. Purchaser agrees to indemnify and hold harmless Sellers from and against any Losses of Sellers, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Purchaser in or pursuant to this Agreement.

9.2 FORM OF INDEMNIFICATION. Any indemnification by Purchaser to be made hereunder shall be made in form of a payment to each of the Sellers in an amount equal to his share as determined in Section 2.5 of the amount of such Losses suffered by the Sellers in Swiss Francs.

10.   PROCEDURE FOR INDEMNIFICATION

10.1 NOTICE. Each Party to this Agreement shall notify the other Party (in case of the Purchaser notifying with copy to the Escrow Agent) in writing within 30 days after it has detected a misrepresentation or breach of representations or warranties by the other Party, provided that no delay on the part of the notifying party shall relieve the other party from any liability or obligation hereunder unless (and then solely to the extent that) the other party are prejudiced by such failure to give notice. The notification shall, in case of the Purchaser, be made in accordance with the provisions of the Escrow Agreement, and in case of the Sellers describe the claim and the related alleged facts in reasonable detail to the extent then known and indicate the provisions of this Agreement allegedly violated and any Losses allegedly incurred by the Sellers as a consequence of such breach. The notified Party shall then have the opportunity with the other Party's written consent (such consent not to be unreasonably withheld) and at its own cost and expense to cure the breach within 60 days from receipt of the notification to the extent such breach is curable.

10.2 DEFENSE. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity, but the Indemnified Party shall have the right to conduct and control the defense of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein, provided that the Indemnifying Party shall be entitled to participate in any such defense at its own expense, and provided further that the Indemnified Party may not enter into any compromise or settlement without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If, after notification of any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party or elects not to participate therein, a recovery against the Indemnified Party suffered by it in good faith, is conclusive in its favor against the Indemnifying Party, provided however that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. Each party hereto, to the extent that it is or becomes an Indemnifying Party, hereby stipulates that a judgment against the Indemnified Party shall be conclusive upon the Indemnifying Party. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

10.3 TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

      (a) If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "Tax Reimbursement Amount") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss. Purchaser undertakes to use its reasonable endeavours to mitigate any adverse tax consequences of Purchaser in connection with any payment of Sellers in respect of an Indemnifiable Claim.

      (b) The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in any year in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Completion Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "Net Tax Benefit"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized. For purposes of this clause 10.3(b), the Net Tax Benefit shall be deemed to be actually realized on the date on which such Net Tax Benefit is used to compute an obligation to pay installments of estimated tax or, if earlier, reported earnings; provided, however, that if the amount of any Net Tax Benefit is subsequently affected by reason of any event or events, including, without limitation, any payment of Taxes by such Indemnified Party with respect to the loss of such Net Tax Benefit upon audit or litigation, appropriate adjustments and payments to take into account the increase or decrease in such Net Tax Benefit shall be made between the Indemnified Party and the Indemnifying Party within 15 days after such event or events. Any expenses associated with the realization of a Net Tax Benefit or any contest or proceeding with respect to a Net Tax Benefit shall be deemed to reduce such Net Tax Benefit. Purchaser agrees to provide Seller or its designated representatives with such assistance and such documents and records reasonably requested by them that are relevant to their ability to determine whether a Net Tax Benefit has been realized including but not limited to copies of Tax Returns, estimated tax payments, schedules, and related supporting documents.

10.4 EXCLUSION OF REMEDIES BY LAW. The parties mutually agree and acknowledge that the terms and provisions set forth in this Agreement shall be exclusively applicable in respect of any Warranties or termination rights given herein and any claims, actions or remedies either party may have against the other in respect of any Warranties or in respect of termination of this Agreement, except for any termination under Section 11.1(b). Such contractual rights and obligations shall be in lieu of any rights or obligations set forth in the applicable laws, in particular in the CO. The parties hereby expressly exclude the application of the provisions of the articles 197 through 210 CO, including but not limited to the right of Purchaser to rescind the agreement under article 205 CO, the right for reduction of the purchase price (article 205 CO) and notice requirements under article 201 CO, as well as of the article 97 seq. CO and of article 41 seq. CO.

10.5 SURVIVABILITY. The indemnification provisions contained in Section 8 through 10 of this Agreement further shall survive the Completion and shall remain in effect until 30 April 2000, except that (i) the Purchaser's rights to indemnification arising out of breaches or non-fulfillment of the Warranty contained in Section 6.16 (Tax Warranty) and in Section 6.18 (Environmental Warranty) shall survive until the 4th (fourth) anniversary of the Completion Date.

11.   TERMINATION OF OBLIGATIONS

11.1 NON-COMPLIANCE WITH COMPLETION OBLIGATIONS. If any of the Parties fails to comply fully with the obligations imposed upon it by Section 4.2, the other party shall not be required to comply with the obligations upon it under Section 4. Furthermore, in the event that, on the Completion Date, Purchaser or Sellers does not comply with the obligations to be performed by it or them as set out or referred to in Section 4.2, then the Party not in default shall be entitled to:

      (a) first to postpone the date of Completion to a date not more than 15 (fifteen) days later on the basis that the provisions of Section 4.2 shall apply as if such new date had always been the Completion Date, and the Party in default shall use its/their best efforts to cure the default;

      if then the Party in default is still not in compliance with its/their obligations then the Party not in default shall, without prejudice to any other rights against the Party in default (it being agreed and understood that in such case Section 10.4 shall not apply), be entitled (at its or his option as the case may be) to:

      (b) rescind this Agreement forthwith without prejudice to any and all other remedies it has or may have; or

      (c) proceed to complete this Agreement so far as may be practical, including any applications to the competent court for an order or judgment for completion of the transaction and payment of the Purchase Price.

11.2 TERMINATION OF AGREEMENT FOR OTHER REASONS. (a) This Agreement and the transactions contemplated by this Agreement may be otherwise terminated:

           (i)    By mutual consent in writing by Purchaser and Sellers; or

           (ii) By the Purchaser if it determines in its sole judgment that any of the disclosures made in the Amended Disclosure Letter would have a Material Adverse Effect.

      (b) If this Agreement shall be terminated pursuant to this Section 11.2, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another.

      (c) If this Agreement shall so lapse and be of no further force or effect, then the parties shall be under no further obligation to each other in respect of this Agreement except that:

           (i)    Section 13.4 (Notice), Section 13.15 (Governing Law) and
                  13.16 (Jurisdiction) shall continue to apply; and

           (ii) the lapse shall be without prejudice to any accrued rights or liabilities.


12.   COVENANTS AND AGREEMENTS OF THE PARTIES

12.1 ACQUISITION OF 836 PARTICIPATION CERTIFICATES. Sellers shall use their best endeavours to provide Purchaser on or before Completion with duly executed Sale and Purchase Agreements and respective endorsments for all 836 Participation Certificates substantially in the form attached as Annex 12.1 from all current registered holders of Participation Certificates (other than EP and HG). To the extent that such duly executed sale and purchase agreements have not been obtained upon Completion, the Sellers undertake to continue thereafter to use their best endeavours to obtain such duly executed Sale and Purchase Agreements outstanding.

12.2 ACCESS TO INFORMATION AND PROPERTIES. As of the date hereof, Purchaser has had an opportunity to review the Disclosed Information, and from the date hereof until the Completion Date, Sellers shall continue to provide Purchaser and its representatives all reasonably required and available information on the Group Companies' assets, books, contracts, commitments and records and other information concerning such companies and their affairs. Sellers agree, however, that with respect to the Warranties given by Sellers pursuant to Section 6 hereof, Purchaser shall only be regarded as being aware of the matters disclosed in this Agreement, the Annexes (except in Annex 1.1(a)) and the Schedules hereto, and the Disclosure Letter, including the Amended Disclosure Letter, notwithstanding any further investigation by Purchaser and notwithstanding that any information is or may be contained in the Disclosed Information.

12.3 BUSINESS PENDING COMPLETION. Pending the Completion, except as otherwise consented to by Purchaser (which consent shall not unreasonably be withheld) in writing, Sellers covenant that:

      (a) ORDINARY COURSE OF BUSINESS. The Business shall be conducted only in the ordinary course consistent with past practice. This shall mean, for example:

           (i) all material existing insurance policies shall be maintained, except where the insured risks have ceased to exist or where replaced by a policy providing substantially the same cover;

           (ii) Sellers shall use all reasonable efforts, and shall cause the Company and the Subsidiaries to use all of its reasonable efforts, to keep the Business and their business organizations intact and to preserve, to the extent practical and beneficial to the Company or the Subsidiaries, its existing relationships with suppliers, employees, customers and others having business relations with it;

           (iii) except as otherwise provided in this Agreement, neither the Company nor any Subsidiary shall:

                  (1) appoint or dismiss any directors or employees earning over CHF 100'000 per annum, make any material change in compensation for management or employees other than in accordance with existing agreements or labor contracts and other than salary adjustments and increases in the line of the past business practice of the Group Companies;

                  (2) declare or distribute any dividends or other distributions;

                  (3) issue or create any obligation to issue any equity securities or modify any rights in respect thereof;

                  (4) redeem or purchase any shares or in any way reorganize its share capital;

                  (5) acquire or dispose of (other than in the ordinary course of business consistent with past practice or for replacement purposes) any assets of material value;

                  (6) give any guarantees or indemnities other than in the ordinary course of business consistent with past practice;

                  (7) encumber or transfer (other than in the ordinary course of business consistent with past practice) any assets, except for any transfers between the members of the Group Companies;

                  (8) make any borrowing in excess of its existing bank facilities (credit line), grant any loans (other than small loans or advances to employees or agents) or make any guarantees or indemnities, except pursuant to arrangements or commitments which existed prior to 30 June, 1998 or except as is consistent with normal past practice and existing business needs or except between the members of the Group Companies;

                  (9) alter its customary manner of keeping its books, records and financial accounts, except as required or suggested by Purchaser;

                  (10) alter or amend its articles of incorporation or by-laws or other governing document, unless as necessary to give effect to the provisions of this Agreement or except as required by any applicable law;

                  (11) commence any litigation (save in respect of collection of debts or as may be necessary or beneficial in the ordinary course of business).

      (b) Sellers shall use their best efforts to procure that each of the Company and any of the Subsidiaries shall conduct their businesses in such a manner that, on the Completion Date, the Warranties of Sellers contained in this Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date.


13.   MISCELLANEOUS

13.1 COSTS AND EXPENSES BORNE BY THE PARTIES. Subject to the other provisions of this Agreement, each party will bear its own costs and expenses in connection with this Agreement.

13.2  OTHER COSTS. If Completion occurs, the Company shall pay on demand:

           (i) all fees and costs of the Company or Melcher AG in connection with the Sellers Employment Agreements;

           (ii) all compensations costs, fees and expenses in relation to the resignation of Mr. Thomas Seiler to the extent not paid previously.

13.3 TAXES. All Swiss stamp duty on transfer of the Shares, the Participation Certificates and the Convertible Loans hereunder to the Purchaser, if any, shall be paid by the Sellers. All other Taxes which are imposed by statute or directive on a party shall be paid by such party.

13.4 NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent by telecopier and promptly confirmed by, or postage prepaid by registered, certified or express mail, or reputable overnight courier service, and shall be deemed given when delivered to the following addresses:


      IF TO SELLERS:      SBC Equity Partners Ltd
                          Walchestrasse 9
                          CH-8006 Zurich, Switzerland
                          Attn. Dr. Bernhard Steck
                          Fax: ++41 1 239 85 11

      with copy to:       Dr. Peter Isler
                          Niederer Kraft & Frey
                          Bahnhofstrasse 13

                          CH-8001 Zurich, Switzerland
                          Fax: ++41 1 217 14 00

      with copy to:       Dr. Rene Bosch
                          Homburger Rechtsanwalte
                          Weinberstrasse 56/58
                          CH-8006 Zurich, Switzerland
                          Fax: ++41 1 265 35 11


      IF TO PURCHASER:    Power-One, Inc.
                          740 Calle Plano
                          Camarillo, CA 93012, U.S.A.
                          Attn. Steven J. Goldman, CEO
                          Fax: ++1 805 484-0445

      with copy to:       Kendall R. Bishop, Esq.
                          1999 Avenue of the Stars
                          Suite 700
                          Los Angeles, California 90067, U.S.A.
                          Fax: ++1 310  246-6779

      with copy to:       Dr. Hannes Glaus/Dr. Thomas M. Rinderknecht
                          Rinderknecht Glaus & Stadelhofer
                          Beethovenstrasse 7
                          CH-8002 Zurich, Switzerland
                          Fax: ++41 1 287 2400

      or in any case to such other address as hereinafter shall be furnished as provided in this Section 13.4 by any of the Parties to this Agreement to the other party.

13.5 WAIVER; REMEDIES. Unless explicitly stipulated otherwise herein, no delay on the part of Sellers or Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Sellers or Purchaser of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.6 ENTIRE AGREEMENT. This Agreement, together with the respective Annexes and Schedules hereto, and the Ancillary Agreements, constitute the entire agreement between the Parties with respect to the subject matter contemplated therein and supersede all other prior agreements or understandings of the Parties relating thereto.

13.7 AMENDMENT. Changes or amendments of this Agreement shall only be made in writing.

13.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single agreement.

13.9 RIGHTS OF THIRD PARTIES. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended, or shall be construed, to give any Person or entity other than the Parties to this Agreement any rights or remedies based on this Agreement.

13.10 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither party shall assign this Agreement or any rights or obligations hereunder to any third party without the written consent of the other party hereto, which consent shall not be unreasonably withheld, and any attempted assignment in violation of the foregoing prohibition shall be null and void. Nevertheless, Purchaser shall have the right to assign this Agreement, or any rights and obligation hereunder, to any Affiliate of Purchaser designated by Purchaser in writing to Sellers provided (i) it delivers to Sellers at the time of such assignment a guarantee relating to the performance of such obligations in form and substance reasonably satisfactory to Sellers and (ii) such Affiliate agrees (in form acceptable to Sellers) to reassign the same to Purchaser upon its ceasing to be an Affiliate and (iii) the rights of Sellers hereunder are not in any way impaired, jeopardized or prejudiced.

13.11 PUBLIC ANNOUNCEMENTS. Sellers and Purchaser will consult before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as required by law or any other regulatory authority, shall not issue any such press release or make any such public statement prior to such consultation and without the other party's prior written approval such approval not to be unreasonably withheld.

13.12 INVALIDITY AND UNENFORCEABILITY OF PROVISIONS. In the event that any of the terms or provisions of this Agreement should be in conflict with any applicable rule, law or statutory provision or should be otherwise unenforceable under any applicable laws or regulation of any government or subdivision thereof, such terms or provisions shall be deemed stricken from this Agreement but such invalidity or unenforceability shall not invalidate any of the other terms and provisions of this Agreement and this Agreement shall remain otherwise fully in force. Such invalid or unenforceable provision shall be replaced by a substitute provision which is valid and enforceable and which duly reflects the economical interest the Parties had in good faith by the application of the invalid provision.

13.13 TIME OF THE ESSENCE. Except as otherwise expressly provided, time is of the essence of this Agreement.

13.14 SUCCESSION. This Agreement shall be binding on and shall inure to and for the benefit of the successors, heirs and assignees of the Parties.

13.17 FURTHER ASSURANCES. Sellers and Purchaser shall each execute and deliver all such instruments and other documents and take all such actions as Purchaser or Sellers may reasonably require in order to give full effect to the provisions of this Agreement.

13.18 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the LAWS OF SWITZERLAND without reference to the principles of conflict of laws and under exclusion of the Vienna Convention on the International Sale of Goods of April 11, 1980.

13.19 JURISDICTION. For all disputes arising in connection with this Agreement the Parties submit to the exclusive jurisdiction of the COMMERCIAL COURT OF ZURICH ("Handelsgericht des Kantons Zurich") subject to appeal (including appeal to the Swiss Federal Tribunal, "Bundesgericht"), as provided by law.

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                          LEFT BLANK INTENTIONALLY]

LIST OF ANNEXES

Annex 1.1(a)          List of Disclosed Information

Annex 1.1(b)          Audited Financial Statements and Unaudited Financial
                      Statements

Annex 1.1(c)          Form of Indemnification Escrow Agreement

Annex 1.1(d)          Selling Managers Employment Agreements

Annex 1.1(e)          Form of Selling Managers' Escrow Agreement

Annex 4.2(c)          Agreed Form of assignment for the Convertible Loans

Annex 4.2(d)          Agreed Form of the board resolution of the Company

Annex 4.2(i)          Items to be covered by the auditors' confirmation
                      regarding non-Swiss Subsidiaries

Annex 4.2(k)          Form of the compliance statement by each of Sellers
                      and Purchaser

Annex 6.2(a)          List of Group Companies showing authorized outstanding
                      share capital for each company

Annex 6.3             List of Subsidiaries showing direct or indirect ownership
                      interest of the Company

Annex 6.6(e)          List of provisions included in the Balance Sheet, stating
                      the amount and the respective item for which such provision has been made

Annex 6.10(c)         List of Pending Registrations of trademarks and patents

Annex 6.11(a)         List of Material Contracts

Annex 6.14            List of all key managers and directors of the Company and
                      the Subsidiaries, all bank accounts of the Group
                      Companies and the Persons authorized to make withdrawals therefrom

Annex 6.16(d)         Details on tax audits performed with respect to any
                      Group Company;

Annex 6.19            List of worldwide insurance policies held or owned by
                      Melcher AG for all Group Companies

Annex 12.1            Form of the Sale and Purchase Agreement for the 836
                      Participation Certificates

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IN WITNESS whereof the Parties have executed this Agreement in Zurich on the
25th day of August 1998.

      PURCHASER:             POWER-ONE

                             By:
                                ---------------------------
                             Name:
                             Title:


      SELLERS:
                             SBC EQUITY PARTNERS LTD.

                             By:
                                ---------------------------
                             Name:
                             Title:


                             ELECTROWATT AG

                             By:
                                ---------------------------
                             Name:
                             Title:


                             DEFI HOLDING S.A.

                             By:
                                ---------------------------
                             Name:
                             Title:



                             ------------------------------
                             DR. HANS GRUTER



                             ------------------------------
                             DR. MARTIN SCHNIDER


                             ------------------------------
                             JOHANN MILAVEC